As filed with the Securities and Exchange Commission on May 9, 2002
Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ICT GROUP, INC.
(Exact name of registrant as specified in charter)

Pennsylvania	23-2458937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard
Newtown, PA 18940
(800) 799-6880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vincent M. Dadamo, Esquire
Senior Vice President, General Counsel and Secretary
ICT Group, Inc.
100 Brandywine Boulevard
Newtown, PA 18940
(800) 799-6880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard A. Silfen, Esquire
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $.01 per share	3,000,000 shares	$73,050,000	$6,721

(1)
Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices for a share of the registrant’s common stock, as reported on The Nasdaq National Market, of $24.35 per share on May 3, 2002.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. We and the selling shareholders may not sell any of the securities described in this prospectus until the registration statement that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where an offer or sale of these securities is not permitted.

Subject to Completion, dated May 9, 2002

PROSPECTUS

3,000,000 Shares

ICT GROUP, INC.

Common Stock

We may use this prospectus to offer and sell up to 2,000,000 shares of common stock from time to time.

Certain of our shareholders may also offer and sell up to 1,000,000 shares of common stock under this prospectus.

We will provide the specific terms of such offering of the shares covered by this prospectus in supplements to this prospectus prepared in connection with each offering. The prospectus supplement also may add, update or change the information contained in this document. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “ICTG.” On May 8, 2002, the last reported sale price for our common stock on The Nasdaq National Market was $24.51 per share.

For a discussion of the risks you should consider in deciding whether to buy our common stock, see “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2002.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we, and, with respect to 1,000,000 of the shares offered thereby, certain of our selling shareholders, may, from time to time, sell these shares in one or more offerings up to a total of 3,000,000 shares of common stock. This prospectus provides you with a general description of the shares offered by this prospectus. Each time we or certain of our shareholders sell these shares, we will provide a prospectus supplement that will contain information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you decide whether to invest in the common stock.

The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the shares covered by this prospectus. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should only rely on the information contained in, or incorporated into, this document. We have not authorized anyone to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC’s website is http://www.sec.gov.

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We have filed a registration statement on Form S-3, of which this prospectus forms a part, to register the shares with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus. The historical and future information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The documents incorporated by reference contain important information about us, our business and our finances.

We incorporate by reference the documents listed below and any other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until the offering described by this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2001;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002; and

•	The description of our common stock contained in our Form 8-A registration statement filed with the SEC on June 4, 1996.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference but not delivered with this prospectus). You should direct requests for documents to ICT Group, Inc., 100 Brandywine Boulevard, Newtown, Pennsylvania 18904, (800) 799-6880.

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ICT GROUP, INC.

We are a leading global provider of integrated customer relationship management solutions that are designed to help our clients identify, acquire, retain, service, measure, and maximize the lifetime value of their customer relationships. Our outsourced customer relationship management solutions include inbound and outbound sales, up-selling/cross-selling, customer care and retention and technical support/help desk services, marketing research, including telephone interviewing, coding and analysis, and database design and marketing analysis. We also offer a comprehensive suite of customer relationship management technologies on a hosted basis, for use by clients at their own in-house facilities, or on a co-sourced basis, in conjunction with our fully compatible, web-enabled customer relationship management contact centers. We serve clients in many industries, including insurance, financial services, telecommunications and utilities, pharmaceuticals and health care, and information technology.

We were incorporated under the laws of the Commonwealth of Pennsylvania on March 20, 1987. Our principal executive offices are located at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940, and our telephone number is (800) 799-6880.

We maintain a web site on the World Wide Web at www.ictgroup.com. Our web site and the information contained on our web site shall not be deemed to be part of this prospectus. ICT™, ICT Group™, ICT Research Services™, ICT/Canada Marketing™, ICT Spantel™, Smartline™, DrMD™ and our logo are our trademarks or servicemarks. All trademarks, servicemarks or trade names appearing in this prospectus are the property of their respective holders.

RISK FACTORS

An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider the risks described below together with all of the other information included in this prospectus and any prospectus supplement before making an investment decision. The risks and uncertainties described below are not the only ones facing us.

We may not be able to manage our growth effectively, which could adversely affect our results of operations.

We have experienced rapid growth over the past several years and currently expect to continue a high rate of growth. Rapid growth places a significant strain on our management, operations and resources. Our future performance and profitability will depend on our ability to:

•	build our infrastructure to meet the demands of our clients;

•	successfully recruit, train and retain qualified personnel in a cost-effective manner;

•	maintain state-of-the-art technical capabilities to compete effectively in the customer relationship management industry;

•	effectively oversee and manage our customer relationship management contact centers as we expand geographically, including internationally;

•	effectively manage the growth and implementation of our customer interaction centers;

•	successfully introduce cost-effective, off-shore customer relationship management solutions;

•	select and serve new vertical markets;

•	successfully build and develop value-added marketing solutions;

•	successfully integrate any acquired businesses; and

•	manage our business in light of general economic conditions and conditions which may affect in particular our clients and other companies in our vertical markets.

If we are unable to manage our growth successfully, our business and results of operations could be harmed.

If we are unable to keep pace with technological changes, our business will be harmed.

Our business is highly dependent on our computer and telecommunications equipment and software capabilities. Our failure to maintain the competitiveness of our technological capabilities or to respond effectively to technological changes could have a material adverse effect on our business, results of operations or financial condition. Our continued growth and future profitability will be highly dependent on a number of factors, including our ability to:

•	expand our existing solutions offerings;

•	achieve cost efficiencies in our existing customer relationship management contact center operations; and

•	introduce new solutions that leverage and respond to changing technological developments.

There can be no assurance that technologies or services developed by our competitors or vendors will not render our products or services non-competitive or obsolete, that we can successfully develop and market any new services or products, that any such new services or products will be commercially successful or that the integration of automated customer support capabilities will achieve intended cost reductions. In addition, the inability of equipment vendors and service providers to supply equipment and services on a timely basis could harm our operations and financial condition.

Our results of operations may be subject to significant fluctuations.

Our quarterly and annual operating results have fluctuated in the past and may vary in the future due to a wide variety of factors, including:

•	the commencement and expiration or termination of contracts;

•	our revenue mix;

•	the amount and timing of new business;

•	the financial strength of our customers and the collectibility of our receivables;

•	our ability to successfully open new customer relationship management contact centers or to expand existing centers in a timely fashion;

•	the timing of additional selling, general and administrative expenses; and

•	competitive conditions in our industry.

Historically, our business has been strongest in the second and fourth quarters due to the high level of client sales activity in the spring and prior to the holiday season in the fall. In the past, during the first quarter, customer relationship management services activity generally leveled off or slowed from the previous quarter as a result of reduced client sales activity and client transitions to new marketing programs during the first quarter of the calendar year. In addition, in the past, we generally expanded our operations in the first and third quarters, without a commensurate increase in revenues in those quarters, to support anticipated business growth beginning in the second and fourth quarters, respectively. However, more recently, we have experienced quarterly fluctuations in our business as a result of other factors, such as the timing of demand for the particular services we offer in the specific geographical areas we service.

Due to these factors, our quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods and, because of the potential variability in our quarterly results, you should not rely upon results of past periods as an indication of our future performance. In addition, because our operating results may vary significantly from quarter to quarter, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to fluctuate significantly.

Our contracts often are short term or may be subject to early termination by our clients, which could cause our operating results to fluctuate.

Although we seek to sign long-term contracts with our clients, we generally operate under month-to-month contractual relationships with our teleservices clients. Our teleservices clients are free to cancel our services with little notice. The potentially brief duration of certain teleservices programs we implement for clients could cause our operating results to fluctuate. In addition, while our customer care management services unit generally enters into longer term contractual relationships, those contracts often provide for early termination. Certain of those contracts require the client to pay a contractually agreed amount in the event of early termination, but others do not. We cannot assure you that we will be able to collect such amount or that such amount, if received, will sufficiently compensate us for our investment in the canceled program or for the revenues we may lose as a result of early termination.

We depend on particular industries and a small number of major customers for a majority of our revenues.

We currently generate a majority of our revenues from clients in the insurance and financial services industries. Our growth and financial results are largely dependent on continued demand for our services from clients in these industries and current trends in these industries to outsource certain customer relationship management services. Outsourcing refers to the situation in which an entity contracts with a third party, such as us, to provide support services rather than performing those services in house. A general economic downturn in any of these industries or a slowdown or reversal of the trend in any of these industries to outsource certain customer relationship management services could have a material adverse effect on our business, results of operations or financial condition.

Our largest client in recent years has been Aegon Life Insurance Company, which accounted for approximately 17% of our net revenues in 2001. On March 18, 2002, we announced that we would no longer provide outbound telesales services to Aegon in North America. We currently expect that the revenue reduction associated with this curtailment in services will be approximately $10 to $12 million, with the wind down commencing in the second quarter of 2002. One other client, Capital One Corporation, accounted for approximately 12% of our net revenues in 2001. A significant additional decrease in business from Aegon or a significant decrease in business with or loss of any other major customers could have a material adverse effect on our revenues and our results of operations.

We may be unable to cost-effectively hire or retain qualified personnel, which could materially increase our costs.

Our business is labor intensive and is characterized by high personnel turnover. Although we believe our employees are highly qualified and well trained by industry standards, many of our employees receive modest hourly wages and most of our employees work part time. A higher turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiencies and productivity. Some of our operations require specially trained employees and growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that we will be able to continue to hire, train and retain a sufficient labor force of qualified employees. In addition, a significant portion of our costs consists of wages paid to hourly workers. An increase in hourly wages, costs of employee benefits or employment taxes could materially adversely affect us.

Our profitability will be adversely affected if we do not maintain sufficient capacity utilization.

Our profitability is influenced significantly by how we utilize our customer interaction center capacity. We attempt to maximize utilization; however, because much of our business is inbound, we have significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods. We have experienced periods of idle capacity, particularly in our multi-client customer interaction centers. In addition, we have experienced, and in the future may experience, at least in the short-term, idle peak period capacity when we open a new customer interaction center or terminate or complete a large client program. From time to time we assess the expected long-term capacity utilization of our centers. Accordingly, we may, if deemed necessary, consolidate or shutdown under-performing centers in order to maintain or improve targeted utilization and margins. There can be no assurance that we will be able to achieve or maintain optimal customer interaction center capacity utilization.

Interruptions or failures of our technology infrastructure could harm our business and reputation.

We are highly dependent on the stability of our computer and communications equipment, systems and software. These systems could be interrupted by natural disasters, power losses, operating malfunctions or computer viruses and other disruptions caused by unauthorized or illegal access to our systems. If an interruption occurs, the contracts that we have with our clients may provide for damages and for termination or re-negotiation. We maintain property damage insurance, but it may not adequately compensate us for any losses we may incur. Any interruption in or failure of our technology equipment systems could have a material adverse effect on both our business and our reputation.

An increase in telephone rates or a significant interruption in telephone service could increase our costs or harm our business.

Our ability to offer services at competitive rates is highly dependent upon the cost of local and long distance telephone service provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect our ability to obtain favorable rates on telephone services could harm our business. Moreover, any significant interruption in telephone service or developments that could limit the ability of telephone companies to provide us with increased capacity in the future could harm our existing operations and prospects for future growth.

Any future acquisitions we decide to undertake will involve risks.

We have grown our business primarily through internal expansion, and we expect to continue our growth through both internal expansion and selective acquisitions of companies that would augment our service offerings, facilitate our entry into new sectors and/or geographic markets and otherwise expand our business. We will not be able to acquire other businesses if we cannot identify suitable acquisition opportunities, reach mutually agreeable terms with acquisition candidates or obtain additional financing, if amounts in excess of the availability under our existing credit facility are necessary, to pay for any acquisitions that we undertake. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs and cause diversion of our management’s time and resources. Future acquisitions by us could result in:

•	dilutive issuances of equity securities;

•	reductions in our operating results;

•	incurrence of debt and contingent liabilities;

•	recording of goodwill and other intangibles that could become impaired; and

•	other acquisition-related expenses.

Some or all of these items could have a material adverse effect on our business. Any businesses we acquire in the future may not generate sales and profitability sufficient to justify our investment. In addition, to the extent that consolidation becomes more prevalent in our industry, the prices for suitable acquisition candidates may increase to unacceptable levels and thus limit our ability to grow through acquisitions.

Our international operations are subject to changes in foreign laws and economic conditions and exchange rate fluctuations.

We have business locations in the United States, Canada, Ireland, the United Kingdom, Australia and Barbados. International operations are subject to certain risks common to international activities, such as changes in foreign governmental regulations, tariffs and taxes, import/export license requirements, the imposition of trade barriers, difficulties in staffing and managing foreign operations, political uncertainties, longer payment cycles, foreign exchange restrictions that could limit the repatriation of earnings, possible greater difficulties in accounts receivable collection, potentially adverse tax consequences, and economic instability.

We conduct our business in various foreign currencies and are exposed to market risk from changes in foreign currency exchange rates and interest rates, which could impact our results of operations and financial condition. We also are subject to certain exposures arising from the translation and consolidation of the financial results of our foreign subsidiaries. A significant change in the value of the dollar against the currency of one or more countries in which we operate may have a material adverse effect on our results of operations. We historically have not entered into hedge contracts for our translation risk or our economic risk.

Our business could be significantly disrupted if we lose members of our management team.

We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain them. The loss of the services of any of our executive officers, particularly John J. Brennan, our Chief Executive Officer, could prevent us from executing our business strategy.

Our use of Arthur Andersen LLP as our independent auditor may pose risks to us.

On March 14, 2002, Arthur Andersen LLP, our independent auditor, was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. Andersen has stated publicly that it intends to contest vigorously the indictment. As a publicly traded company, we are required to file with the SEC, annual financial statements audited by an independent auditor. The SEC has said that it will continue accepting financial statements audited by Andersen, and interim financial statements reviewed by it, so long as Andersen is able to make specified representations to its clients. Andersen made these representations to us in connection with our annual report on Form 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference in this prospectus. Some investors, including significant funds and institutional investors, may choose not to invest in or hold securities of a company that does not have current financial reports available or whose financial statements are audited by Andersen. Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Andersen, if Andersen becomes unable to make required representations to us or if for any reason (including the loss of key members of our audit team from Andersen) Andersen is unable to perform required audit-related services for us in a timely manner. If any of these events were to occur, we would promptly seek to engage a new independent auditor, but these actions could be disruptive to our operations and affect the price and liquidity of our securities.

We may not be able to effectively win business against our competition.

The customer relationship management solutions industry is highly competitive. We compete with:

•	the in-house customer relationship management operations of our clients or potential clients;

•	other outsourced customer relationship management providers, some of which have greater resources than we have; and

•
providers of other marketing and customer relationship management formats and, in particular, other forms of direct marketing such as interactive shopping and data collection through television, the internet and other media.

Many businesses that are significant consumers of customer relationship management solutions use more than one customer relationship management solutions firm at a time and reallocate work among various firms from time to time. We and other firms seeking to perform outsourced customer relationship management solutions are frequently required to compete with each other as individual programs are initiated. We cannot be certain that we will be able to compete effectively against our current competitors or that additional competitors, some of which may have greater resources than we have, will not enter the industry and compete effectively against us. As competition in the industry increases, we may face increasing pressure on the prices for our services.

If the trend toward outsourcing or the growth in the industry we serve decreases, our growth may suffer.

Our growth depends in part on continued demand for our services prompted by the outsourcing trend, as well as continued growth in the industries we serve. If interest in outsourcing wanes or there is a significant downturn in the insurance or financial services or other industries, our business and our growth could suffer.

Consumer resistance to our services could harm our industry.

As the customer relationship management solutions industry continues to grow, the effectiveness of customer relationship management solutions as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales.

Government regulation of our industry and the industries we serve may increase our costs and restrict the operation and growth of our business.

Both federal and state governments regulate our business and the customer relationship management solutions industry as a whole. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 broadly authorizes the Federal Trade Commission, or the FTC, to issue regulations restricting certain telemarketing practices and prohibiting misrepresentations in telephone sales. The FTC regulations implementing this Act are commonly referred to as the Telemarketing Sales Rule. The FTC has initiated a broad review of the Telemarketing Sales Rule, and published proposed revisions to this rule in January 2002. In addition, as a part of its 900 Number Rule rulemaking review, which was promulgated pursuant to the Telephone Disclosure and Dispute Resolution Act of 1992, the FTC has also issued proposed revisions to the 900 Number Rule which would impose additional restrictions on our business. Further, additional regulations promulgated by the Federal Communications Commission under the Telephone Consumer Protection Act of 1991 also impact our business. In addition to current laws, rules and regulations that regulate our business, bills are frequently introduced in Congress to regulate the use of credit information. We cannot predict whether additional federal or state legislation will be enacted that regulates our business. Additional federal or state legislation could limit our activities or increase our cost of doing business which could, in turn, cause our operating results to suffer.

Several of the industries we serve, particularly the insurance, financial services, pharmaceutical and telecommunications industries, are subject to government regulation. We could be subject to a variety of regulatory enforcement or private actions for our failure or the failure of our clients to comply with these regulations. Our results of operations could be adversely impacted if the effect of government regulation of the industries we serve is to reduce the demand for our services or expose us to potential liability. We and our employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. Our participation in these insurance programs requires us to comply with certain state regulations, changes in which could materially increase our operating costs associated with complying with these regulations.

A voting trust controlled by our Chief Executive Officer and one of our directors controls 37% of our outstanding common stock.

A voting trust controlled by John J. Brennan, our Chief Executive Officer, and his brother Donald P. Brennan, one of our directors, controls approximately 37% of our outstanding common stock. John J. Brennan controls approximately an additional 18% of our outstanding common stock through shares he personally owns, including shares subject to options that are exercisable currently, and through various voting agreements he has entered into with our employees. As a result, John J. Brennan and Donald P. Brennan have substantial influence in the election of our directors and in determining the outcome of other matters requiring shareholder approval.

If either John J. Brennan or Donald P. Brennan ceases to be one of our affiliates, their substantial holdings could be sold in the public market without restriction, which could then lower the market price of our common stock.

Terrorism and the possibility of further acts of violence may have a material adverse effect on our operations.

Terrorism attacks, such as the attacks that occurred on September 11, 2001, the response by the United States and further acts of violence or war may affect the market on which our common stock trades, the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or other countries may occur. The potential near-term and long-term effect of these attacks on our business, the market for our common stock and the global economy is uncertain. The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or the trading price of our common stock.

Our stock price has been and may continue to be highly volatile.

From January 1, 2001 through May 8, 2002, the market price of our common stock fluctuated from a low of $8.07 to a high of $25.95. The market price of our common stock may continue to be volatile and may be significantly affected by:

•	actual or anticipated fluctuations in our operating results;

•	announcements of new services by us or our competitors;

•	developments with respect to conditions and trends in our industry or in the industries we serve;

•	governmental regulation;

•	general market conditions; and

•	other factors, many of which are beyond our control.

In addition, the stock market has, recently and from time to time, experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies without regard to their operating performances.

Anti-takeover provisions in our articles of incorporation, bylaws and Pennsylvania law and the right of our board of directors to issue preferred stock without shareholder approval could make a third-party acquisition of us difficult.

Provisions of our articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by our board of directors, including those made at a premium over the prevailing market price of the common stock held by shareholders.

Our classified board of directors, limitations on calling a special meeting of our shareholders and the authority of our board to issue preferred stock and establish certain rights, preferences, privileges, limitations and other special rights thereof without any further vote or action by our shareholders could have the effect of delaying, impeding or discouraging the acquisition of control of us in a transaction not approved by our board of directors.

Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, or the PBCL, which is applicable to us, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. In general, Subchapter F of Chapter 25 of the PBCL delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and us, unless prior approval of our board of directors is given. The term “business combination” is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions using our assets for purchase price amortization or refinancing purposes. An “interested shareholder,” in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and in the documents we have referred you to contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our management’s beliefs and assumptions and on information currently available to our management. In addition, we will make forward-looking statements in any supplements to this prospectus. Forward-looking statements include all statements that are not historical facts. Words such as “believes,” “expects,” “anticipates,” “intends,” “seeks,” “could,” “will,” “predicts,” “potential,” “continue,” “may,” “plans,” “estimates” and similar expressions, or the negative of these and similar expressions, are intended to identify such forward-looking statements. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, the effects of future regulation and the effects of competition.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Risks, warranties and assumptions that should affect our actual results are discussed in greater detail in this prospectus and in our other filings with the SEC that are incorporated herein by reference. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, in addition to those discussed elsewhere in this prospectus and in any prospectus supplement, could cause our results to differ materially from those expressed in forward-looking statements. These factors include, among others, our competitive environment, economic and other conditions in the markets in which we operate and governmental regulations.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in any prospectus supplement. Other than with respect to previously issued projections and except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any securities sold for general corporate purposes, which may include financing of capital expenditures, reductions of our indebtedness and potential acquisitions. Pending these uses, we may temporarily invest funds that we do not immediately need for these purposes in short-term, interest-bearing, investment grade securities.

We will not receive any proceeds from the sale of common stock by any selling shareholders.

SELLING SHAREHOLDERS

Certain of our shareholders may offer and sell shares of common stock pursuant to this prospectus. We will identify any selling shareholders in a prospectus supplement, along with other information about their ownership holdings both before and after such sale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock as of the date hereof consists of 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares preferred stock, par value $.01 per share. As of March 31, 2002, we had 12,267,125 shares of common stock and no shares of preferred stock outstanding. The description of our capital stock and certain provisions of our charter documents is not complete and is qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to documents incorporated by reference into this prospectus, and to the applicable provisions of Pennsylvania law.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. If dividends are declared, whether payable in cash, property or our securities, all holders of common stock are entitled to share equally in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, after payment has been made to the holders of shares of preferred stock, if any, for the full amount to which they are entitled, the holders of the shares of common stock are entitled to share equally in the assets available for distribution.

Preferred Stock

Our board of directors is authorized, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to establish the designations, preferences, qualifications, limitations, restrictions, liquidation preferences, dividends, redemption rights, voting rights, conversion rights and other special or relative rights of any series of preferred stock. The issuance of shares of preferred stock could adversely affect the voting power and other rights of holders of our common stock. Because the terms of the preferred stock may be fixed by our board of directors without shareholder action, the preferred stock could be issued quickly with terms designed to defeat a proposed takeover of us, or to make the removal of our management more difficult. The authority to issue preferred stock or rights to purchase such stock could be used to discourage a change in control of us. We are not aware of any such threatened transaction to obtain control of us, and the board of directors has no current plans to designate and issue any additional shares of preferred stock.

Limitation of Liability; Indemnification of Officers and Directors

Our bylaws provide that, pursuant to and to the extent permitted by Pennsylvania law, our directors shall not be personally liable for monetary damages for breach of any duty owed to us and our shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. This provision also does not affect a director’s responsibilities under any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal taxes. Our bylaws further provide that we will indemnify our officers, directors and other indemnified representatives against any liability unless prohibited by applicable law, unless the conduct of the officer, director of other indemnified representative is determined to constitute willful misconduct or recklessness, unless the conduct of the officer, director or indemnified representative has been determined to be attributable to the receipt by that person of a personal benefit from us to which that person not legally entitled, or unless and to the extent that indemnification has been determined to be otherwise unlawful.

Certain Provisions That May Have an Anti-Takeover Effect

Provisions of our articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by the board of directors, including those made at a premium over the prevailing market price of the common stock held by shareholders.

Our articles of incorporation and bylaws provide for a classified board of directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class. Any director may be removed for cause only upon the vote of the holders of the shares of common stock then entitled to vote.

Additionally, the authority of our board of directors to issue preferred stock and establish certain rights, preferences, privileges, limitations and other special rights without any further vote or action by our shareholders could have the effect of impeding or discouraging the acquisition of control of us in a transaction not approved by our board of directors.

Our articles of incorporation and bylaws further provide that (i) shareholders may act only at an annual or special meeting, and (ii) special meetings may be called only by the chairman of our board of directors, the president or a majority of the board of directors.

Our bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of proposed shareholder nominations of candidates must be timely given in writing to our secretary prior to the meeting at which directors are to be elected.

These provisions are intended to encourage persons considering an acquisition or takeover of us to negotiate with our board of directors rather than pursue non-negotiated takeover attempts, even though such takeover might be desired by a majority of the shareholders. These provisions may also reduce the likelihood of a change in the management or voting control of us without the consent of the then incumbent board of directors.

Subchapter F of Chapter 25 of the PBCL, which is applicable to us, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. In general, Subchapter F of Chapter 25 of the PBCL delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and us. The term “business combination” is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing our assets for purchase price amortization or refinancing purposes. An “interested shareholder,” in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of us. However, since each of Messrs. Brennan was a beneficial owner of shares entitled to greater than 20% of such votes prior to the date when we elected to be governed by such subchapter, neither would be deemed an interested shareholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock offered by this prospectus will be American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We and, with respect to a portion of the common stock offered hereby, the selling shareholders, may sell the offered common stock as follows:

•	directly to one or more purchasers;

•	through agents;

•	to and through one or more dealers;

•	to and through one or more underwriters; or

•	through a combination of any such methods of sale.

The distribution of the common stock pursuant to any applicable prospectus supplement may be effected from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase the common stock may be solicited directly by us. Offers to purchase the common stock may also be solicited by agents designated by us from time to time. Any such agent, who may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933, as amended, or the Securities Act, involved in the offer or sale of the common stock in respect of which this prospectus is delivered will be named, and any commissions which shall be payable by us to such agent will be set forth, in the applicable prospectus supplement.

If a dealer is utilized in the sale of the common stock, we will sell the common stock to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the common stock to the public at varying prices to be determined by such dealer at the time of resale.

If an underwriter is, or underwriters are, utilized in the sale of the common stock, we will execute an underwriting agreement with such underwriters at the time of such sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the common stock. In connection with the sale of the common stock, such underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common stock for whom they may act as agents. Underwriters may sell common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may also engage in transactions with, or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase the common stock from us pursuant to contracts providing for payment and delivery on a future date or dates set forth in the applicable prospectus supplement. Institutions with which such contracts may be made may include, but are not limited to, commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such contract will not be subject to any conditions except that the purchase of common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if the common stock is also being sold to underwriters, we shall have sold to such underwriters the common stock not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility with respect to the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for the common stock pursuant to such contracts, the commissions payable for solicitation of such contracts and the date or dates in the future for delivery of offered shares pursuant to such contracts.

To facilitate an offering of the shares of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. This may include over-allotments or short sales of the shares, which involves the sale by persons participating in the offering of more shares than we have sold to them. In such circumstances, such persons would cover the over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares of our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if shares that they sold are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

The anticipated date of delivery of the common stock will be set forth in the applicable prospectus supplement relating to each offer.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of ICT Group, Inc. and its subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

3,000,000 Shares

ICT GROUP, INC.

Common Stock

PROSPECTUS

, 2002

PART II.    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of its common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,721
Nasdaq listing fee	$20,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$50,000
Printing and engraving fees	$100,000
Miscellaneous	$23,279

Total	$300,000

Item 15.    Indemnification of Directors and Officers.

We are incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 through 1750 of Chapter 17, Subchapter D, of the Pennsylvania Business Corporation Law contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters. Article VII of our bylaws contains provisions for the indemnification by us of our officers, directors and other persons designated as indemnified representatives.

In general, subject to certain limitations, we have the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being our representative, director or officer or serving at our request as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses actually and reasonably incurred is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding.

We can indemnify our directors, officers and other personnel in derivative actions except in respect of any claim, issue or matter as to which any person has been adjudged to be liable to the registrant unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Any indemnification under the previous paragraphs is limited by Section 7.01(a) of our bylaws to the extent that (i) such indemnification is not prohibited by applicable law; (ii) the conduct of the indemnified representative has been determined to constitute willful misconduct or recklessness; (iii) the conduct of the indemnified representative has been determined to be based upon receipt by the indemnified representative from the registrant of a personal benefit to which the indemnified representative is not legally entitled; or (iv) such indemnification has been determined to be otherwise unlawful.

Unless ordered by a court and except in the case of indemnification of expenses actually incurred, any indemnification we make pursuant to the previous paragraphs shall be made only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors, by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

We may pay expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant.

Except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office. The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

Pursuant to Section 7.04 of our bylaws, in order to satisfy the indemnification obligations described above, we may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the registrant, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors deems appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions is conclusive against all security holders, officers and directors and is not subject to voidability. We have purchased insurance for our directors and officers for certain losses arising from certain claims or charges made against them in their capacities as our directors and officers, subject to the insurance policy’s terms, conditions and exclusions.

Item 16.    Exhibits.

The following is a list of exhibits filed as part of this registration statement:

Item	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.**

23.1	Consent of Arthur Andersen LLP.*

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).**

24.1	Powers of Attorney (included on signature pages included in this registration statement).*

*	Filed herewith.
**	To be filed by amendment.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newtown, Commonwealth of Pennsylvania, on the 9th day of May, 2002.

ICT GROUP, INC.

By:	/s/ JOHN J. BRENNAN
John J. Brennan Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Brennan, Vincent A. Paccapaniccia and Vincent M. Dadamo, and each of them, his true and lawful attorneys–in–fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional related registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN J. BRENNAN John J. Brennan	Chairman and Chief Executive Officer (Principal Executive Officer)	May 9, 2002

/s/ VINCENT A. PACCAPANICCIA Vincent A. Paccapaniccia	Chief Financial Officer, Senior Vice President — Finance and Administration (Principal Financial and Accounting Officer)	May 9, 2002

/s/ DONALD P. BRENNAN Donald P. Brennan	Vice-Chairman	May 9, 2002

/s/ BERNARD SOMERS Bernard Somers	Director	May 9, 2002

/s/ JOHN A. STOOPS John A. Stoops	Director	May 9, 2002

/s/ SETH J. LEHR Seth J. Lehr	Director	May 9, 2002

ICT GROUP, INC.
REGISTRATION ON FORM S-3

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.**

23.1	Consent of Arthur Andersen LLP.*

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).**

24.1	Powers of Attorney (included on signature pages included in this Registration Statement).*

*	Filed herewith.
**	To be filed by amendment.